Exhibit 10.1

EMPLOYMENT AND NONCOMPETITION AGREEMENT

This EMPLOYMENT AND NONCOMPETITION AGREEMENT (“Agreement”) is made as of the 28th day of October, 2013, to be effective January 1, 2014 (the “Effective Date”), by and between James Mead (“Executive”) and SL Green Realty Corp., a Maryland corporation with its principal place of business at 420 Lexington Avenue, New York, New York 10170 (the “Employer”).

1.                                      Term.  The term of this Agreement shall commence on January 1, 2014 and, unless earlier terminated as provided in Section 6 below, shall terminate on January 1, 2015 (the “Employment Period”); provided, however, that Sections 4 and 8 (and any enforcement or other procedural provisions hereof affecting Sections 4 and 8) hereof, and, in the event Executive’s employment is terminated during or upon the expiration of the Employment Period, any provisions regarding the payment of severance or other termination-related rights or payments in connection with such termination provided or referred to in this Agreement shall survive the termination of this Agreement as provided herein.

2.                                      Employment and Duties.

(a)                                 Duties.  During the Employment Period, Executive shall be employed in the business of the Employer and its affiliates.  Executive shall serve the Employer as a senior corporate executive and shall have the title of Executive Vice President and Chief Financial Officer of the Employer or such other senior executive title as is mutually agreed upon by Executive and the Employer.  Executive will report to the Chief Executive Officer of the Employer, or, at the direction of the Chief Executive Officer, to the President.  Executive’s duties and authority shall be those as would normally attach to Executive’s position as Executive Vice President and Chief Financial Officer, including such duties and responsibilities as are customary among persons employed in similar capacities for similar companies, and as set forth in the By-laws of the Employer and as otherwise established from time to time by the Board of Directors of the Employer (the “Board”) and the Chief Executive Officer of the Employer, but in all events such duties shall be commensurate with his position as Executive Vice President and Chief Financial Officer of the Employer.

(b)                                 Best Efforts.  Executive agrees to his employment as described in this Section 2 and agrees to devote substantially all of his business time and efforts to the performance of his duties under this Agreement, except as otherwise approved by the Board; provided, however, that nothing herein shall be interpreted to preclude Executive, so long as there is no material interference with his duties hereunder, from (i) participating as an officer or director of, or advisor to, any charitable or other tax-exempt organizations or otherwise engaging in charitable, fraternal or trade group activities; (ii) investing and managing his assets as an investor in other entities or business ventures; provided that he performs no management or similar role (or, in the case of investments other than those in entities or business ventures engaged in the Business (as defined in Section 8), he performs a management role comparable to the role that a significant limited partner would have, but performs no day-to-day management or similar role) with respect to such entities or ventures and such investment does not violate Section 8 hereof; and provided, further, that, in any case in which another party involved in the investment has a material business relationship with the Employer, Executive shall give prior written notice thereof to the Board; or (iii) serving as a member of the board of directors of a for-profit corporation with the approval of the Chief Executive Officer of the Employer.

(c)                                  Travel.  In performing his duties hereunder, Executive shall be available for all reasonable travel as the needs of the Employer’s business may require.  Executive shall be based in New York City or Westchester County, or within 50 miles of Manhattan but not in New Jersey or Long Island.

3.                                      Compensation and Benefits.  In consideration of Executive’s services hereunder, the Employer shall compensate Executive as provided in this Agreement.

(a)                                 Base Salary.  The Employer shall pay Executive an aggregate minimum annual salary at the rate of $525,000 per annum during the Employment Period (“Base Salary”).  Base Salary shall be payable bi-weekly in accordance with the Employer’s normal business practices.  Base Salary shall be reviewed by the Board or Compensation Committee of the Board at least annually.

(b)                                 Incentive Compensation/Bonuses.  In addition to Base Salary, Executive shall be eligible for and shall receive, upon approval of the Board or Compensation Committee of the Board, such annual bonuses as the Employer, in its sole discretion, may deem appropriate to reward Executive for job performance; provided, however, that the annual bonus awarded to Executive for 2013 shall be at least equal to Executive’s annual bonus for 2012.  Such annual bonuses may be payable upon the achievement of specific goals established in advance by the Compensation Committee of the Board or may be discretionary. In addition, Executive shall be eligible to participate in any other bonus or incentive compensation plans in effect with respect to senior executive officers of the Employer, as the Board or Compensation Committee of the Board, in its sole discretion, may deem appropriate to reward Executive for job performance.

(c)                                  Outperformance Plan Awards.  It is expressly understood that, with respect to awards made to Executive pursuant to the SL Green Realty Corp. 2010 Notional Unit Long-Term Compensation Plan (the “2010 Outperformance Plan”), the SL Green Realty Corp. 2011 Long-Term Outperformance Plan and any future outperformance plan (collectively,  the “Outperformance Plans”), the provisions of the Outperformance Plans, as amended from time to time, and not the provisions of this Agreement shall govern in accordance with their terms, except: (i) to the extent the provisions of this Agreement are specifically referred to or incorporated into the Outperformance Plans and (ii) as specifically provided otherwise in this Agreement.

(d)                                 Other Equity Awards.  As of the dates specified on Exhibit A hereto, the Employer will grant 7,500 shares of restricted stock subject to time-based vesting, in accordance with definitive documentation which is consistent with the terms summarized on Exhibit A hereto and which is otherwise consistent with the Employer’s general practices for documentation contemplated by the SL Green Realty Corp. Third Amended and Restated 2005 Stock Option and Incentive Plan.

(e)                                  Expenses.  Executive shall be reimbursed for all reasonable business related expenses incurred by Executive at the request of or on behalf of the Employer, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Employer.  Any expenses incurred during the Employment Period but not reimbursed by the Employer by the end of the Employment Period, shall remain the obligation of the Employer to so reimburse Executive.

(f)                                   Health and Welfare Benefit Plans.  During the Employment Period, Executive and Executive’s immediate family shall be entitled to participate in such health and welfare benefit plans as the Employer shall maintain from time to time for the benefit of senior executive officers of the Employer and their families, on the terms and subject to the conditions set forth in such plan.  Nothing in this Section shall limit the Employer’s right to change or modify or terminate any benefit plan or program as it sees fit from time to time in the normal course of business so long as it does so for all senior executives of the Employer.

(g)                                  Vacations.  Executive shall be entitled to paid vacations in accordance with the then regular procedures of the Employer governing senior executive officers.

(h)                                 Timing of Expense Reimbursement.  All in-kind benefits provided and expenses eligible for reimbursement under this Agreement must be provided by the Employer or incurred by Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(i)                                     Other Benefits.  During the Employment Period, the Employer shall provide to Executive such other benefits, as generally made available to other senior executives of the Employer; provided that it is acknowledged that the Employer’s Chief Executive Officer, President and Chairman may be provided with additional benefits not made available to Executive.

4.                                      Indemnification and Liability Insurance.  The Employer agrees to indemnify Executive to the extent permitted by applicable law, as the same exists and may hereafter be amended, from and against any and all losses, damages, claims, liabilities and expenses asserted against, or incurred or suffered by, Executive (including the costs and expenses of legal counsel retained by the Employer to defend Executive and judgments, fines and amounts paid in settlement actually and reasonably incurred by or imposed on such indemnified party) with respect to any action, suit or proceeding, whether civil, criminal administrative or investigative in which Executive is made a party or threatened to be made a party, either with regard to his entering into this Agreement with the Employer or in his capacity as an officer or director, or former officer or director, of the Employer or any affiliate thereof for which he may serve in such capacity.  The Employer also agrees to secure and maintain officers and directors liability insurance providing coverage for Executive. The provisions of this Section 4 shall remain in effect after this Agreement is terminated irrespective of the reasons for termination.

5.                                      Employer’s Policies.  Executive agrees to observe and comply with the reasonable rules and regulations of the Employer as adopted by the Board and the Chief Executive Officer from time to time regarding the performance of his duties and communicated to Executive, and to carry out and perform orders, directions and policies communicated to him from time to time by the Board and the Chief Executive Officer, so long as same are otherwise consistent with this Agreement.

6.                                      Termination.  Executive’s employment hereunder may be terminated under the following circumstances:

(a)                                 Termination by the Employer.

(i)                                     Cause.  The Employer may terminate Executive’s employment hereunder for Cause at any time.  For purposes of this Agreement, “Cause” shall mean Executive’s:  (A) engaging in conduct which is a felony; (B) material breach of any of his obligations under Sections 8(a) through 8(e) of this Agreement; (C) willful misconduct of a material nature or gross negligence with regard to the Employer or any of its affiliates; (D) material fraud with regard to the Employer or any of its affiliates; (E) willful or material violation of any reasonable written rule, regulation or policy of the Employer applicable to senior executives unless such a violation is cured within thirty (30) days after written notice of such violation by the Board or the Chief Executive Officer; or (F) failure (other than due to death or disability) to competently perform his duties which failure is not cured within thirty (30) days after receiving notice from the Employer specifically identifying the manner in which Executive has failed to perform (it being understood that, for this purpose, the manner and level of Executive’s performance shall not be determined based on the financial performance (including without limitation the performance of the stock) of the Employer).  For clarity, conduct shall not be considered “willful” with respect to any action taken or not taken based on the advice of the Company’s inside or outside legal counsel.

(ii)                                  Without Cause.  On or after March 31, 2014, Executive’s employment hereunder may be terminated by the Employer without Cause (as defined in Section 6(a)(i) above), upon not less than ninety (90) days’ prior written notice to Executive (given on or after March 31, 2014), subject only to the severance and other payment provisions specifically set forth in Section 7 and the other applicable terms and conditions of this Agreement.

(b)                                 Termination by Executive.  On or after March 31, 2014, Executive shall have the right to terminate his employment hereunder upon not less than ninety (90) days’ prior written notice (given on or after March 31, 2014), subject to the terms and conditions of this Agreement. In the event of a material breach of this Agreement by the Employer that is not reasonably cured within 30 days after written notice of such breach, Executive shall be entitled, on not less than sixty (60) days’ prior written notice, to terminate his employment under this Agreement for “Good Reason” and such “Good Reason” termination shall be considered, and treated as, a termination by the Employer without Cause.

(c)                                  Notice of Termination.  Any termination of Executive’s employment by the Employer or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, as applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  Executive’s employment shall terminate as of the effective date set forth in the Notice of Termination (the “Termination Date”), which date shall not be less than ninety (90) days after the date of the Notice of Termination in the event of a termination by the Employer pursuant to Section 6(a)(ii) above or Executive pursuant to the first sentence of Section 6(b) above.

7.                                      Compensation Upon Termination.

(a)                                 Termination By Employer Without Cause or By Executive With Notice.  If (i) Executive is terminated by the Employer without Cause pursuant to Section 6(a)(ii) above during the Employment Period, (ii) Executive shall terminate his employment hereunder pursuant to Section (6)(b) above during the Employment Period or (iii) Executive’s employment is terminated for any reason by Executive or the Employer upon the expiration of the Employment Period, then the Employment Period shall terminate as of the Termination Date, Executive shall be entitled to receive his earned and accrued but unpaid Base Salary on the Termination Date, and, subject to (1) Executive’s execution of a mutual release agreement with the Employer in form and substance reasonably satisfactory to Executive and the Employer, whereby, in general, each party releases the other from all claims such party may have against the other party (other than (A) claims against the Employer relating to the Employer’s obligations under this Agreement, including without limitation, Executive’s rights to indemnification and D&O insurance coverage and to vested benefits under any employee benefit plan of the Employer or any affiliate of the Employer in which Executive participates, and certain other specified agreements arising in connection with or after Executive’s termination, including, without limitation, Employer’s obligations hereunder to provide severance payments and benefits and accelerated vesting of equity awards and (B) claims against Executive relating to or arising out of any act of fraud, intentional misappropriation of funds, embezzlement or any other action with regard to the Employer or any of its affiliated companies that constitutes a felony under any federal or state statute committed or perpetrated by Executive during the course of Executive’s employment with the Employer or its affiliates, in any event, that would have a material adverse effect on the Employer, or any other claims that may not be released by the Employer under applicable law) (the “Release Agreement”), which the Employer shall execute within five (5) business days after such execution by Executive, and (2) the effectiveness and irrevocability of the Release Agreement with respect to Executive within thirty (30) days after the Termination Date (with the 30th day after the Termination Date being referred to herein as the “Payment Date”), Executive shall (i) receive as severance pay, in a single payment on the Payment Date, an amount in cash equal to $550,000, (ii) remain eligible to receive a discretionary annual bonus pursuant to Section 3(b) above for 2014, the amount of which will be prorated based on the portion of such year that Executive was employed by the Employer, and (iii) in the event Executive is terminated by the Employer without Cause pursuant to Section 6(a)(ii) above as of any date other than the end of a calendar quarter, receive accelerated vesting on the Payment Date of the portion of the equity award granted pursuant to Section 3(d) hereof that would have vested had Executive remained employed by the Employer through the end of the calendar quarter in which the Termination Date occurred. Additionally, in the event that the equity award granted pursuant to Section 3(d) hereof would, in the absence of this Agreement, terminate or be forfeited as a result of a termination of employment, then such equity award shall only terminate or be forfeited upon the later of (A) the date upon which it is determined that such equity award will not vest pursuant to this Section 7(a) or (B) the date otherwise provided for in such equity award; provided that no additional vesting shall occur solely as a result of the operation of this sentence. Other than as may be provided under Section 4 or as expressly provided in this Section 7(a) or Section 7(c), the Employer shall have no further obligations hereunder following such termination. For avoidance of doubt, except as specifically set forth above, any equity awards previously granted to Executive by the Employer or any of its subsidiaries, including awards pursuant to the Outperformance Plans, shall be governed by their terms as in effect from time to time and the treatment of any such awards upon termination of Executive’s employment shall not be governed by this Agreement.

(b)                                 Termination By the Employer For Cause or By Executive Without Notice.  If, during the Employment Period, (i) Executive is terminated by the Employer for Cause pursuant to Section 6(a)(i) above or (ii) Executive voluntarily terminates his employment other than pursuant to Section 6(b) above, then the Employment Period shall terminate upon such termination and Executive shall be entitled to receive his earned and accrued but unpaid Base Salary on the date of such termination, but, for avoidance of doubt, shall not be entitled to any annual cash bonus for the year in which the termination occurs, severance payment, continuation of benefits (other than any rights to continue health coverage pursuant to COBRA) or acceleration of vesting or extension of exercise period of any equity awards, except as otherwise provided in the documentation applicable to such equity awards.  Other than as may be provided under Section 4 or as expressly provided in this Section 7(b) or Section 7(c), the Employer shall have no further obligations hereunder following such termination. For avoidance of doubt, except as specifically set forth above, any equity awards previously granted to Executive by the Employer or any of its subsidiaries, including awards pursuant to the Outperformance Plans, shall be governed by their terms as in effect from time to time and the treatment of any such awards upon termination of Executive’s employment shall not be governed by this Agreement.

(c)                                  Notwithstanding any of the foregoing provisions to the contrary and without regard to any release requirement, Executive (or his estate, as applicable) shall be entitled to (i) receive payment for any already accrued but unused vacation days and any unreimbursed expenses already incurred on behalf of the Employer (to the extent consistent with the Employer’s expense reimbursement policies absent a termination), (ii) retain any already vested stock options or any other already vested equity-based compensation (subject, in each case, to the terms of the underlying option or equity award agreement and plan (including, without limitation, any provision of an option providing for its expiration upon or within a certain number of days following termination)), and (iii) retain any vested rights in any 401(k) plans in which he participated during his employment, in the case of each of (i)-(iii) above, as of the Termination Date.  Nothing in this Section 7 shall be construed to limit any rights Executive may have to elect to continue his health coverage pursuant to 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”).

8.                                      Confidentiality; Prohibited Activities.  Executive and the Employer recognize that due to the nature of his employment and relationship with the Employer, Executive has access to and develops confidential business information, proprietary information, and trade secrets relating to the business and operations of the Employer.  Executive acknowledges that (i) such information is valuable to the business of the Employer, (ii) disclosure to, or use for the benefit of, any person or entity other than the Employer, would cause irreparable damage to the Employer, (iii) the principal businesses of the Employer are the acquisition, development, management, leasing or financing of any office real estate property, including without limitation the origination of first-mortgage and mezzanine debt or preferred equity financing for real estate projects throughout the United States (collectively, the “Business”), (iv) the Employer is one of the limited number of persons who have developed a business such as the Business, and (v) the Business is national in scope.  Executive further acknowledges that his duties for the Employer include the duty to develop and maintain client, customer, employee, and other business relationships on behalf of the Employer; and that access to and development of those close business relationships for the Employer render his services special, unique and extraordinary.  In recognition that the goodwill and business relationships described herein are valuable to the Employer, and that loss of or damage to those relationships would destroy or diminish the value of the Employer, and in consideration of the compensation (including severance) arrangements hereunder, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by Executive, Executive agrees as follows:

(a)                                 Confidentiality.  During the term of this Agreement (including any renewals), and at all times thereafter, Executive shall maintain the confidentiality of all confidential or proprietary information of the Employer (“Confidential Information”), and, except in furtherance of the business of the Employer or as specifically required by law or by court order, he shall not directly or indirectly disclose any such information to any person or entity; nor shall he use Confidential Information for any purpose except for the benefit of the Employer.  For purposes of this Agreement, “Confidential Information” includes, without limitation:  client or customer lists, identities, contacts, business and financial information (excluding those of Executive prior to employment with Employer); investment strategies; pricing information or policies, fees or commission arrangements of the Employer; marketing plans, projections, presentations or strategies of the Employer; financial and budget information of the Employer; new personnel acquisition plans; and all other business related information which has not been publicly disclosed by the Employer.  This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine-readable form or is orally conveyed to, or memorized by, Executive.  For the avoidance of doubt, Section 8(a) shall not interfere with Executive’s rights to retain copies of any documents or data relating to Executive’s compensation and benefits (including, without limitation, copies of this Employment Agreement, and side letters and any documents relating to any of Executive’s equity-based award rights or other compensation and benefits) and/or discuss same with Executive’s advisors or immediate family (in each case, on a confidential basis).

(b)                                 Prohibited Activities.  Because Executive’s services to the Employer are essential and because Executive has access to the Employer’s Confidential Information, Executive covenants and agrees that, so long as the Employer has not materially breached its obligations to Executive under this Agreement (or, in the event such breach has occurred, the Employer has cured such breach or such breach only occurred following a material breach by Executive of his obligations under this Agreement):

(i)                                     during the Employment Period, Executive will not, anywhere in the United States, without the prior written consent of the Board which shall include the unanimous consent of the Directors other than any other officer of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent, in any element of the Business, subject, however, to Section 8(c) below; and

(ii)                                  during the Employment Period, and during (x) in the case of clause (A) below, the 24-month period following the termination of Executive by either party for any reason (including the expiration of the term of the Agreement), or (y) the one-year period following such termination in the case of clause (B) below, Executive will not, without the prior written consent of the Board which shall include the unanimous consent of the Directors who are not officers of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), (A) solicit, encourage, or engage in any activity to induce any employee of the Employer to terminate employment with the Employer, or to become employed by, or to enter into a business relationship with, any other person or entity, or (B) solicit, encourage, or engage in any activity to induce any prospective party to a transaction with the Employer (including, without limitation, potential purchases, sales or leases of real estate assets) that is under agreement, negotiation or active consideration by the Employer to not enter into or complete such transaction with the Employer (or to only do so on terms less favorable to the Employer than otherwise would have been obtained); provided that, following the termination of Executive, this clause (B) shall only apply to transactions that were under agreement, negotiation or active consideration by the Employer during the six-month period prior to such termination, and that Executive was involved in or had knowledge of prior to his termination.  For purposes of this subsection, the term “employee” means any individual who is an employee of or consultant to the Employer (or any affiliate) during the six-month period prior to Executive’s last day of employment.

(c)                                  Other Investments/Activities.  Notwithstanding anything contained herein to the contrary, Executive is not prohibited by this Section 8 from making investments (i) expressly disclosed to the Employer in writing before the date hereof; (ii) solely for investment purposes and without participating in the business in which the investments are made, in any entity that engages, directly or indirectly, in the acquisition, development, construction, operation, management, financing or leasing of office real estate properties, regardless of where they are located, if (x) Executive’s aggregate investment in each such entity constitutes less than one percent of the equity ownership of such entity, (y) the investment in the entity is in securities traded on any national securities exchange, and (z) Executive is not a controlling person of, or a member of a group which controls, such entity; or (iii) if such investment is made in (A) assets other than Competing Properties or (B) any entity other than one that is engaged, directly or indirectly, in the acquisition, development, construction, operation, management, financing or leasing of Competing Properties.  For purposes of this Agreement, a “Competing Property” means an office real estate property:  (i) located outside of New York City, unless the property (A) is not an appropriate investment opportunity for the Employer, (B) is not directly competitive with the Businesses of the Employer and (C) has a fair market value at the time Executive’s investment is made of less than $25 million, or (ii) located in New York City.

(d)                                 Employer Property.  Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Employer are the sole property of the Employer (“Employer Property”).  During his employment, and at all times thereafter, Executive shall not remove, or cause to be removed, from the premises of the Employer, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Employer, except as required by law or legal process or in furtherance of his duties under this Agreement.  When Executive terminates his employment with the Employer, or upon request of the Employer at any time, Executive shall promptly deliver to the Employer all originals and copies of Employer Property in his possession or control and shall not retain any originals or copies in any form, except that Executive may retain a copy of his Rolodex or other similar contact list.  For the avoidance of doubt, Section 8(d) shall not interfere with Executive’s rights to retain copies of any documents or data relating to Executive’s compensation and benefits (including, without limitation, copies of this Employment Agreement, and side letters and any documents relating to any of Executive’s equity-based award rights or other compensation and benefits) and/or discuss same with Executive’s advisors or immediate family (in each case, on a confidential basis).

(e)                                  No Disparagement.  For one (1) year following termination of Executive’s employment for any reason, Executive shall not intentionally disclose or cause to be disclosed any negative, adverse or derogatory comments or information about (i) the Employer and its parent, affiliates or subsidiaries, if any; (ii) any product or service provided by the Employer and its parent, affiliates or subsidiaries, if any; or (iii) the Employer’s and its parent’s, affiliates’ or subsidiaries’ prospects for the future.  For one (1) year following termination of Executive’s employment for any reason, the Employer shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about Executive.  Nothing in this Section shall prohibit either the Employer or Executive from testifying truthfully in any legal or administrative proceeding or otherwise truthfully responding to any other request for information or testimony that Executive is legally required to respond to, or making any legally required disclosures, and/or discussing any of the above with the Company’s legal advisors or Executive’s legal advisors on a confidential basis.

(f)                                   Remedies.  Executive declares that the foregoing limitations in Sections 8(a) through 8(e) above are reasonable and necessary for the adequate protection of the business and the goodwill of the Employer.  If any restriction contained in this Section 8 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.  In the event that Executive breaches any of the promises contained in this Section 8, Executive acknowledges that the Employer’s remedy at law for damages will be inadequate and that the Employer will be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent Executive’s prospective or continuing breach and to maintain the status quo.  The existence of this right to injunctive relief, or other equitable relief, or the Employer’s exercise of any of these rights, shall not limit any other rights or remedies the Employer may have in law or in equity, including, without limitation, the right to arbitration contained in Section 9 hereof and the right to compensatory and monetary damages.  Executive hereby agrees to waive his right to a jury trial with respect to any action commenced to enforce the terms of this Agreement.  Executive shall have remedies comparable to those of the Employer as set forth above in this Section 8(f) if the Employer breaches Section 8(e).

(g)                                  Transition.  Regardless of the reason for his departure from the Employer, Executive agrees that at the Employer’s sole costs and expense, for a period of not more than thirty (30) days after termination of Executive, he shall take all steps reasonably requested by the Employer to effect a successful transition of client and customer relationships to the person or persons designated by the Employer, subject to Executive’s obligations to his new employer.  Notwithstanding the preceding sentence, in the event of a termination by the Employer under Section 6(a)(ii) or by the Executive under Section 6(b) upon prior written notice, the transition obligation under this Section 8(g) shall apply during and be satisfied based on, and expire at the end of, the applicable notice period.

(h)                                 Cooperation with Respect to Litigation.  During the Employment Period and at all times thereafter, Executive agrees to give prompt written notice to the Employer of any formally asserted claim relating to the Employer and to cooperate fully, in good faith and to the best of his ability with the Employer in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which Executive has or is reasonably believed by the Employer to have direct material knowledge in connection with or as a result of his employment by the Employer hereunder, provided that Executive is not waiving any legal rights he may have.  Such cooperation will include all assistance that the Employer, its counsel or its representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; provided, however, that the Employer will reimburse Executive for all reasonable expenses, including travel, lodging and meals, and reasonable legal fees and expenses (except to the extent that legal representation is provided by the Employer at the Employer’s expense) incurred by him in fulfilling his obligations under this Section 8(h) and, except as may be required by law or by court order, should Executive then be employed by an entity other than the Employer, such cooperation will not materially interfere with Executive’s then current employment or his efforts to obtain new employment.  In addition, for all time that Executive reasonably expends at the request of the Employer in  cooperating with the Company pursuant to this Section 8(h) when Executive is no longer employed by the Employer, the Employer shall compensate Executive at a per diem rate equal to the sum of (A) Base Salary in Executive’s last fiscal year of employment during the Employment Period plus (B) Executive’s actual annual cash bonus for the last full fiscal year of employment during the Employment Period for which such a bonus was determined, divided by 220; provided that Executive’s right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.

(i)                                     Survival.  The provisions of this Section 8 and any other provisions relating to the enforcement thereof shall survive termination of Executive’s employment.

9.                                      Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 8, to the extent necessary for the Employer (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 8(f)) that is not resolved by Executive and the Employer (or its affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association.  The determination of the arbitrator(s) shall be conclusive and binding on the Employer (or its affiliates, where applicable) and Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

10.                               Conflicting Agreements.  Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

11.                               Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand and or sent by prepaid telex, cable or other electronic devices or sent, postage prepaid, by registered or certified mail or telecopy or overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows:

(a)                                 if to Executive:

James Mead, at the address shown on the execution page hereof

With a copy to

Brian T. Foley, Esq.

Brian Foley & Company, Inc.

1 North Broadway

White Plains, NY  10601

(b)                                 if to the Employer:

SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170

Attn:  General Counsel

With a copy to:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Attention: Daniel P. Adams

or such other address as either party may from time to time specify by written notice to the other party hereto.

12.                               Amendments.  No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the party against whom such amendment, modification or waiver is sought.

13.                               Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion hereof) or the application of such provision to any other persons or circumstances.

14.                               Withholding.  The Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

15.                               Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Employer may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, assigns, heirs, distributees, devisees and legatees.

16.                               Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such  counterparts have been signed by each of the parties and  delivered to the other party.

17.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within  such State, without regard to the conflicts of law principles of such State.

18.                               Choice of Venue.  Subject to the provisions of Section 9, Executive agrees to submit to the jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, for the purpose of any action to enforce any of the terms of this Agreement.

19.                               Parachutes.

(a)         Notwithstanding any other provision of this Agreement, if all or any portion of the payments and benefits provided under this Agreement (including without limitation any accelerated vesting and any other payment or benefit received in connection with a Change-in-Control or the termination of Executive’s employment), or any other payments and benefits which Executive receives or is entitled to receive under any plan, program, arrangement or other agreement, whether from the Employer or an affiliate of the Employer, or any combination of the foregoing, would constitute an excess “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (whether or not under an existing plan, arrangement or other agreement) (each such parachute payment, a “Parachute Payment”), and would result in the imposition on Executive of an excise tax under Section 4999 of the Code or any successor thereto, then the following provisions shall apply:

(i)                                     If the Parachute Payment, reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes payable by Executive on the amount of the Parachute Payment which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(ii)                                  If the Threshold Amount is less than (x) the Parachute Payment, but greater than (y) the Parachute Payment reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Parachute Payment which are in excess of the Threshold Amount, then the Parachute Payment shall be reduced (but not below zero) to the extent necessary so that the sum of all Parachute Payments shall not exceed the Threshold Amount.  In such event, the Parachute Payment shall be reduced in the following order:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b)         For the purposes of this Section 19, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(c)          The determination as to which of the alternative provisions of Section 19(a) shall apply to Executive shall be made by a certified public accounting firm of national reputation reasonably selected by the Employer.  Executive and the Employer shall provide the accounting firm with all information which any accounting firm reasonably deems necessary in computing the Threshold Amount. For purposes of determining which of the alternative provisions of Section 19(a) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the accounting firm shall be binding upon the Employer and the Executive.

20.                               Section 409A.

(a)         Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Employer determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after Executive’s separation from service, or (B) Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  Any payments delayed pursuant to this Section 20(a) shall bear interest during the period of such delay at the simple rate of 5% per annum.

(b)         The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)          To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)         The Employer makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

21.                               Entire Agreement; Prior Employment Agreement.  This Agreement (including, without limit, any attached exhibits thereto and any equity and award agreements referred to herein or therein) contains the entire agreement and understanding between the parties hereto with  respect to the subject matter hereof and supersedes all prior  agreements and understandings relating to such subject matter.  For avoidance of doubt, the Employment and NonCompetition Agreement entered into as of November 4, 2010 by the parties hereto (i) shall remain in effect until the Effective Date and (ii) unless Executive’s employment is terminated prior to the Effective Date, shall be of no further force and effect from and after the Effective Date, but (iii) shall apply with respect to any period prior to the Effective Date. The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

22.                               Section Headings.  Section headings used in this Agreement are included for convenience of reference only and will not affect the meaning of any provision of this Agreement.

23.                               Board Approval.  The Employer represents that the Board (or the Compensation Committee thereof) has approved the economic terms of this Agreement.

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IN WITNESS WHEREOF, this Employment and Noncompetition Agreement is entered into as of the date and year first written above.

SL GREEN REALTY CORP.

	By:	/s/ Marc Holliday
Name: Marc Holliday
Title: Chief Executive Officer

EXECUTIVE:

/s/ James Mead
Name: James Mead

EXHIBIT A

RESTRICTED STOCK AWARD

Restricted Stock (Time-Based Vesting)

1.  Plan:  SL Green Realty Corp. Third Amended and Restated 2005 Stock Option and Incentive Plan (the “Plan”)

2.  Grant Date: Signing date of this Agreement

3.  Total Number of Shares:  7,500

4.  Dividends will be paid on all 7,500 shares whether vested or not.

5.  Vesting:  Subject to acceleration as set forth in the Agreement, the shares of restricted stock shall vest, if and as employment continues, at the times (each, a “Vesting Date”) and in the amounts set forth below:

Vesting Date	Number of Shares
March 31, 2014	1,875
June 30, 2014	1,875
September 30, 2014	1,875
December 31, 2014	1,875

A-1